Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh
(425) 453-9400

ESTERLINE REPORTS FOURTH QUARTER AND FULL FISCAL YEAR RESULTS

Reports Fourth Quarter Sales of $502 million, EPS of $0.62 Including $(0.59) of Discrete Items – Issues Guidance for First Quarter and Full Fiscal Year of 2012

BELLEVUE, Wash., December 8, 2011 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace/defense markets, today reported results for its fiscal 2011 fourth quarter and fiscal year ended October 28, 2011, and initiated forward-looking guidance for the first quarter and full fiscal year of 2012.

For the fourth quarter of fiscal 2011, Esterline reported sales of $502.4 million and income from continuing operations of $19.4 million, or $0.62 per diluted share. The company noted that results for the fourth quarter include certain after-tax discrete items of $18.3 million, or $(0.59) per share, as detailed in Table 1. Year-ago fourth quarter sales were $430.5 million, with income from continuing operations of $49.3 million, or $1.60 per diluted share.

Brad Lawrence, Esterline’s Chief Executive Officer, said, “We are in the early innings of a commercial aerospace industry upcycle and Esterline is in a strong position to benefit.” Lawrence said that although the company’s fourth quarter and the outlook for next year reflect the anticipated softening of global defense markets and a number of discrete items, he emphasized that “…fiscal 2011 was one of the strongest years in our history and we expect to grow about 20% in fiscal 2012.” He added that Esterline generated about $190 million of cash in 2011 “… that will enable us to deploy capital in a variety of ways to support growth and enhance shareholder value.”

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Page 2 of 8 Esterline Reports Fourth Quarter and Full Fiscal Year Results

In issuing guidance for next year, Lawrence said that “…financially, a modest start in the first half will lead to a strong finish.” For the full fiscal year ending October 26, 2012, the company estimates sales of $2.0 billion to $2.1 billion growing 16% to 22% from the prior year, with fully diluted earnings per share (EPS) of $5.00 to $5.30 growing 17% to 24%. The full-year EPS range incorporates first quarter EPS of $0.40 to $0.50, including a charge of $(0.27). This non-cash charge covers the remainder of the GAAP-required inventory write-up associated with the company’s acquisition of the Souriau Group in July. First quarter sales are expected to reach $480 million.

New orders in fiscal 2011 were $1.87 billion compared with $1.55 billion for fiscal 2010. Primarily reflecting Souriau, backlog increased to $1.25 billion at October 28, 2011, compared with $1.10 billion at the end of the prior-year.

With regard to the overall defense market in fiscal 2012, the company expects retrofit demand for both rotary and fixed wing aircraft, certain new aircraft platforms, and secure communications, intelligence, surveilance and reconnisance programs to be relatively strong categories of business. Lawrence said, “… R&D efforts have secured significant positions for us on many future military aircraft, including the Airbus A400M, Boeing P-8, Lockheed F-35 and Embraer KC-390.” Lawrence reiterated his belief that “… the company will continue to see growth in the defense sector, despite near-term budgetary headwinds and the anticipated reduction in operational tempo in Iraq and Afghanistan.”

On the commercial aerospace side, Lawrence said he expects the upcycle to continue in fiscal 2012. “Build rates are accelerating for the Airbus A320 and Boeing 737 narrow-body aircraft, two of the most important commercial programs for Esterline,” he said. In addition, he said, “We have significant positions on the wide-body 777 and the super wide-body A380, a plane with $750,000 of Esterline content.” Lawrence noted that Esterline’s development efforts have led to significant growth opportunities for the company on a variety of new programs, including the long-awaited 787, and farther out, the Airbus A350, Bombardier’s C-Series and the COMAC C919 — not to mention numerous regional and business jet programs. Lawrence said that “… our product diversity and global presence help drive increased content on a very wide variety of commercial aircraft, regardless of customer location.”

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Regarding Esterline’s roughly 20% of revenues derived from markets adjacent to aerospace and defense, Lawrence noted that the company continues to have good growth opportunities for its interface technology products in the medical capital equipment and casino gaming markets. He also cited recent gains for the company’s power management equipment for high-speed rail markets in Europe, India and China, an important initial win to provide custom insulation components for the retrofit of a British nuclear power plant, and a significant win for newly acquired Souriau to provide custom connectors for a U.S. solar power installation.

Lawrence, speaking of Esterline’s recently acquired French connector company, said Souriau will contribute significantly to all three of Esterline’s principal markets: Aerospace, Defense and Industrial. “We’re very pleased with how the Souriau integration is progressing,” he said, adding, “Our platform leaders are actively identifying synergies and are determined to capitalize on the opportunities presented by the addition of Souriau to the Esterline family.”

For the fourth quarter, ended October 28, 2011, the company noted that results include the discrete items described in Table 1 below. These items total $(0.59) per share, net of tax.

Table 1: Effects of Discrete Items on 4th Quarter 2011 EPS

(Tax rate 34%, 31.2 million shares)

Earnings per Share	$0.62

Acquisition Related Accounting Charges	(0.53)
Contract Assertions	(0.08)
Working Capital Charges	(0.04)
Gain on Sale of Building	0.06

Total Discrete Items	$(0.59)

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For the full fiscal year 2011, Esterline reported income from continuing operations of $133.1 million, or $4.27 per diluted share, on record sales of $1.72 billion. The full-year income results include the effect of the discrete items in Table 1. This compares to fiscal 2010 income from continuing operations of $130.0 million, or $4.27 per diluted share, on $1.53 billion in sales. The company noted that acquisitions contributed approximately $115 million of the $190 million year-over-year growth in revenues.

Gross margin as a percentage of sales in the fourth quarter of fiscal 2011 was 30.5% compared to the year-ago level of 36.7%. The year-over-year decline in gross margin principally reflects certain charges referenced in Table 1. Gross margin for the full fiscal year ended October 28, 2011, was 34.3% compared to the fiscal 2010 level of 33.8%. The year-over-year increase was due primarily to higher sales activity and enhanced product mix in the first half of the fiscal year.

Fourth quarter and full fiscal year 2011 selling, general and administrative (SG&A) expenses as a percent of sales were 17.8% and 17.7% respectively. Year-ago SG&A expenses for the same periods were 16.2% and 16.9%. The year-over-year differences primarily reflect incremental SG&A from acquisitions, acquisition-related expenses, and certain discrete items referenced in Table 1.

Research, development and engineering spending in the fourth quarter was $30.6 million, or 6.1% of sales, compared with $17.7 million, or 4.1% of sales, a year ago. The increase resulted largely from initiatives to advance the company’s development of next-generation avionics systems, including its SmartDeck® integrated flight control and display system, and several overhead panel development programs for regional and large business jets. For the full fiscal year of 2011, research, development and engineering expenses were $94.5 million or 5.5% of sales as compared to $69.8 million or 4.6% of sales in fiscal 2010.

The company’s income tax rate in the fourth quarter of 2011 was 11.8% compared with 17.4% for the prior year period. Both quarters — last year and this year — benefited from various tax credits and certain discrete items, as well as foreign interest expense deductions.

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Total debt decreased by $50 million from the third quarter level. Free cash flow generated in the fourth quarter was used to reduce the outstanding balances on the Company’s revolving credit facility and international term loan. “The company continues to be focused on de-levering using future free cash flow, and maintaining a flexible balance sheet to drive long-term growth,” Lawrence said.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 800-706-7748; outside the U.S., use 617-614-3473. The pass code for the call is: 14410414.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 6 of 8 Esterline Reports Fourth Quarter and Full Fiscal Year Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Fiscal Year Ended
	Oct 28, 2011	Oct 29, 2010	Oct 28, 2011	Oct 29, 2010
Segment Sales
Avionics & Controls	$209,919	$226,740	$841,939	$790,016
Sensors & Systems	163,768	78,539	414,609	298,559
Advanced Materials	128,710	125,171	461,437	438,026

Net Sales	502,397	430,450	1,717,985	1,526,601
Cost of Sales	349,285	272,501	1,128,265	1,010,390

	153,112	157,949	589,720	516,211
Expenses
Selling, general and administrative	89,235	69,708	304,154	258,290
Research, development and engineering	30,560	17,741	94,505	69,753
Other income	(487)	(3)	(6,853)	(8)

Total Expenses	119,308	87,446	391,806	328,035

Operating Earnings from Continuing Operations	33,804	70,503	197,914	188,176
Interest income	(187)	(309)	(1,615)	(960)
Interest expense	11,835	9,790	40,216	33,181
Loss on extinguishment of debt	—	1,206	831	1,206

Income from Continuing Operations
Before Income Taxes	22,156	59,816	158,482	154,749
Income Tax Expense	2,615	10,427	24,938	24,504

Income from Continuing Operations
Including Noncontrolling Interests	19,541	49,389	133,544	130,245
Income Attributable to Noncontrolling Interests	(129)	(98)	(457)	(206)

Income from Continuing Operations	19,412	49,291	133,087	130,039
Income (Loss) From Discontinued Operations, Net of Tax	28	10,398	(47)	11,881

Net Earnings	$19,440	$59,689	$133,040	$141,920

Earnings per Share – Basic:
Continuing Operations	$.64	$1.63	$4.36	$4.34
Discontinued Operations	—	.35	—	.39

Earnings per Share – Basic	$.64	$1.98	$4.36	$4.73

Earnings Per Share – Diluted:
Continuing Operations	$.62	$1.60	$4.27	$4.27
Discontinued Operations	—	.34	—	.39

Earnings per Share – Diluted	$.62	$1.94	$4.27	$4.66

Weighted Average Number of Shares Outstanding – Basic	30,613	30,151	30,509	29,973
Weighted Average Number of Shares Outstanding – Diluted	31,183	30,724	31,154	30,477

Page 7 of 8 Esterline Reports Fourth Quarter and Full Fiscal Year Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Income from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Fiscal Year Ended
	Oct 28, 2011	Oct 29, 2010	Oct 28, 2011	Oct 29, 2010
Segment Sales
Avionics & Controls	$209,919	$226,740	$841,939	$790,016
Sensors & Systems	163,768	78,539	414,609	298,559
Advanced Materials	128,710	125,171	461,437	438,026

Net Sales	$502,397	$430,450	$1,717,985	$1,526,601

Income from Continuing Operations
Avionics & Controls	$30,664	$47,531	$135,187	$125,888
Sensors & Systems	(10,867)	11,916	22,536	33,894
Advanced Materials	25,263	23,753	82,307	68,785

	45,060	83,200	240,030	228,567
Corporate expense	(11,743)	(12,700)	(48,969)	(40,399)
Other income	487	3	6,853	8
Interest income	187	309	1,615	960
Interest expense	(11,835)	(9,790)	(40,216)	(33,181)
Loss on extinguishment of debt	—	(1,206)	(831)	(1,206)

Income from Continuing Operations
Before Income Taxes	$22,156	$59,816	$158,482	$154,749

Page 8 of 8 Esterline Reports Fourth Quarter and Full Fiscal Year Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Oct 28, 2011	Oct 29, 2010
Assets
Current Assets
Cash and cash equivalents	$185,035	$422,120
Cash in escrow	5,011	—
Accounts receivable, net	369,826	309,242
Inventories	402,548	262,373
Income tax refundable	2,857	17,806
Deferred income tax benefits	48,251	37,539
Prepaid expenses	19,245	16,264
Other current assets	6,540	11,241

Total Current Assets	1,039,313	1,076,585
Property, Plant and Equipment, Net	368,416	273,770
Other Non-Current Assets
Goodwill	1,163,725	739,730
Intangibles, net	693,915	389,017
Debt issuance costs, net	10,695	7,774
Deferred income tax benefits	79,605	87,622
Other assets	22,917	13,240

	$3,378,586	$2,587,738

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$119,888	$82,275
Accrued liabilities	270,422	215,094
Credit facilities	5,000	1,980
Current maturities of long-term debt	11,595	12,646
Deferred income tax liabilities	9,538	7,155
Federal and foreign income taxes	1,918	5,227

Total Current Liabilities	418,361	324,377
Long-Term Liabilities
Credit facilities	360,000	—
Long-term debt, net of current maturities	660,028	598,972
Deferred income taxes liabilities	238,709	127,081
Pension and post-retirement obligations	107,877	105,333
Other liabilities	19,693	16,476
Total Shareholders’ Equity	1,573,918	1,415,499

	$3,378,586	$2,587,738